NEUBERGER BERMAN
OCTOBER 31, 2003



Report of Votes of Shareholders Unaudited

A special meeting of shareholders of the Neuberger Berman Income Opportunity Fund Inc., the Fund, was held on September 23, 2003. Upon completion of the acquisition of Neuberger Berman Inc. by Lehman Brothers Holdings Inc., the Transaction, the management agreement between the Fund and NB Management, and the sub advisory agreement between NB Management and Neuberger Berman LLC automatically terminated. To provide for continuity of management, the shareholders of the Fund voted on the following matters, which became effective upon completion of the Transaction on October 31, 2003

Proposal 1 To Approve a New Management Agreement between the Fund and NB Management


Votes For
Votes Against
Votes Withheld
Abstentions
14,402,131.000
134,024.000
-
167,281.000






Proposal 2  To Approve a New Sub Advisory Agreement between NB
Management and Neuberger Berman LLC


Votes For
Votes Against
Votes Withheld
Abstentions
14,388,893.000
150,352.000
-
164,191.000






Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals.